SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                         DEAN WITTER, DISCOVER & CO.
            (Exact Name of Registrant as Specified in Its Charter)




                  Delaware                       36-3145972
(State or Other Jurisdiction of Incorporation    (IRS Employer Identification
or Organization)                   No.)


                            Two World Trade Center
                           New York, New York 10048
                   (Address of Principal Executive Offices)

        DEAN WITTER, DISCOVER & CO. EMPLOYEES' EQUITY ACCUMULATION PLAN
                           (Full Title of the Plan)

                          Christine A. Edwards, Esq.
                 Executive Vice President and General Counsel
                         Dean Witter, Discover & Co.
                            Two World Trade Center
                           New York, New York 10048
                                (212) 392-2222
          (Name, Address and Telephone Number of Agent For Service)
                         ---------------------------
                       Calculation of Registration Fee



                                              Proposed Maximum     Proposed Maximum
Title of Securities To Be     Amount To Be   Offering Price Per   Aggregate Offering     Amount Of
Registered                     Registered        Share(1)             Price(1)        Registration Fee(1)
Common Stock, par value $.01
per share(2)                  30,000,000          $40.375          $1,211,250,000       $367,046
                                 shares


(1) Estimated pursuant to Rule 457(h) solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on May 28, 1997.
(2) This Registration Statement also covers the associated preferred stock purchase rights (the "Rights") issued pursuant to a Rights Agreement, dated as of April 25, 1995 and amended as of February 4, 1997, between the Registrant and The Chase Manhattan Bank (formerly Chemical Bank), as Rights Agent. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant's Common Stock.

___________________________________________________________________________

                                    Part I
              INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the "Note" to Part I of Form S-8.

                                   Part II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

     The Registrant hereby incorporates the following documents herein by reference:

     (a)  Annual Report on Form 10-K for the fiscal year ended December 31,
1996;

     (b)  Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (c) Current Reports on Form 8-K dated January 22, 1997, February 4, 1997 (two reports), February 20, 1997, February 27, 1997, February 28, 1997, April 15, 1997, April 17, 1997 (two reports) and April 30, 1997;

     (d) The description of the Common Stock contained in the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on January 15, 1993, as amended by the description contained in the Registrant's Forms 8 dated February 11, February 21 and February 22, 1993;

     (e) The description of the Registrant's Shareholder Rights Plan contained in the Registrant's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on April 26, 1995, as amended by the Form 8-A/A dated May 4, 1995; and

     (f) Amendment, dated February 4, 1997, to the Rights Agreement, dated as of April 25, 1995, between the Registrant and The Chase Manhattan Bank (formerly Chemical Bank), as Rights Agent (incorporated by reference to
Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated February 4,
1997).

All documents subsequently filed by the Registrant pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated herein by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         -------------------------

         Not required.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         No material interests.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     Section 102 of the General Corporation Law of the State of Delaware (the "GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation, as amended, contains a provision which eliminates directors' personal liability as set forth above.

     The Registrant's Amended and Restated Certificate of Incorporation, as amended, and the Registrant's Amended and Restated By-Laws provide in effect that the Registrant shall indemnify its directors and officers, and may indemnify its employees, to the extent permitted by Section 145 of the GCL.
Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its directors, officers and employees in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer or employee, or former director or officer or employee, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer or employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer or employee had no cause to believe that his or her conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer or employee, or former director or officer or employee, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer or employee of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     The Registrant has in effect insurance policies in the amount of $75 million for general officers' and directors' liability insurance and $25 million for fiduciary liability insurance covering all of the Registrant's directors and officers in certain instances where by law they may not be indemnified by the Registrant.

Item 7.  Exemption From Registration Claimed.
         -----------------------------------

         Not applicable.


Item 8.  Exhibits.
         --------


4.1       Dean Witter, Discover & Co. Employees' Equity Accumulation Plan.  Filed as Exhibit 10.2
          to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference.
4.2       Rights Agreement, dated as of April 25, 1995, between the Registrant and Chemical Bank, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate, incorporated herein by reference to Exhibit 1 to the Registrant s Registration Statement
          on Form 8-A dated April 26, 1995.
4.3       Amendment to Rights Agreement, dated as of February 4, 1997.  Filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February 4, 1997, and incorporated herein by reference.
4.4       Certificate of Designation of the Registrant relating to the Registrant's Series A
          Junior Participating Preferred Stock.  Filed as Exhibit 3(b) to the Registrant's
          Registration Statement Number 33-92172 on Form S-3 and incorporated herein by reference.

5.1       Opinion of Brown & Wood LLP
15.1      Letter of awareness from Deloitte & Touche LLP concerning unaudited interim financial information.
23.1      Consent of Deloitte & Touche LLP.
23.2      Consent of Ernst & Young LLP.
23.3      Consent of Brown & Wood LLP (included as part of Exhibit 5.1).
24.1      Powers of Attorney (included in Part II of the Registration Statement under the caption
          "Signatures").


Item 9.  Undertakings.
         ------------

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant s annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 30th day of May, 1997.

                         DEAN WITTER, DISCOVER & CO.

                         By:   /s/  Philip J. Purcell
                             -----------------------------------------
                              Philip J. Purcell
                              Chairman of the Board
                              and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Christine A. Edwards, Mitchell
M. Merin, Ronald T. Carman and Michael T. Gregg and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on this 30th day of May, 1997.



                  SIGNATURE                                               TITLE
             /s/  Philip J. Purcell
                                                             Chairman of the Board, Chief Executive
                                                             Officer and Director (Principal Executive
               Philip J. Purcell                                              Officer)

            /s/ Thomas C. Schneider
                                                                Executive Vice President and Chief
                                                             Financial Officer and Director (Principal
              Thomas C. Schneider                                       Financial Officer)

              /s/ Robert P. Seass
                                                               Senior Vice President and Controller
                                                                  (Principal Accounting Officer)
                Robert P. Seass


             /s/ Edward A. Brennan
                                                                             Director

               Edward A. Brennan

              /s/ C. Robert Kidder
                                                                             Director

                C. Robert Kidder


               /s/ Miles L. Marsh
                                                                             Director

                 Miles L. Marsh


              /s/ Michael A. Miles
                                                                             Director

                Michael A. Miles


          /s/ Clarence B. Rogers, Jr.

                                                                             Director
            Clarence B. Rogers, Jr.



                                EXHIBIT INDEX



Exhibit Number



4.1       Dean Witter, Discover & Co. Employees' Equity Accumulation Plan.  Filed as Exhibit 10.2
          to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference.
4.2       Rights Agreement, dated as of April 25, 1995, between the Registrant and Chemical Bank, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate, incorporated herein by reference to Exhibit 1 to the Registrant s Registration Statement
          on Form 8-A dated April 26, 1995.
4.3       Amendment to Rights Agreement, dated as of February 4, 1997.  Filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February 4, 1997, and incorporated herein by reference.
4.4       Certificate of Designation of the Registrant relating to the Registrant's Series A
          Junior Participating Preferred Stock.  Filed as Exhibit 3(b) to the Registrant's
          Registration Statement Number 33-92172 on Form S-3 and incorporated herein by reference.
5.1       Opinion of Brown & Wood LLP
15.1      Letter of awareness from Deloitte & Touche LLP concerning unaudited interim financial information.
23.1      Consent of Deloitte & Touche LLP.
23.2      Consent of Ernst & Young LLP.
23.3      Consent of Brown & Wood LLP (included as part of Exhibit 5.1).
24.1      Powers of Attorney (included in Part II of the Registration Statement under the caption
          "Signatures").



                                                                  EXHIBIT 5.1

                                             May 30, 1997



Dean Witter, Discover & Co.
Two World Trade Center
New York, New York  10048

Ladies and Gentlemen:

     We have acted as special counsel to Dean Witter, Discover & Co., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of (i) up to 30,000,000 shares of Common Stock, par value $.01 per share (the "Shares") and (ii) the associated preferred stock purchase rights (the "Rights") to be issued pursuant to a Rights Agreement, dated as of April 25, 1995 and amended as of February 4, 1997, between the Company and The Chase Manhattan Bank (formerly Chemical Bank, as Rights Agent (the "Rights Agreement"), pursuant to the Dean Witter, Discover & Co. Employees' Equity Accumulation Plan (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act (together with all exhibits thereto, the "Registration Statement") on May 30, 1997,
(ii) the Amended and Restated Certificate of Incorporation of the Company as currently in effect, (iii) the Amended and Restated By-laws of the Company as currently in effect, (iv) specimens of the certificates to be used to represent the Shares, (v) the Rights Agreement and (vi) resolutions of the Board of Directors of the Company relating to the authorization of the issuance of the Shares and the Rights, the adoption of the Plan and the filing of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

     1. The Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Plan and against payment therefor, the Shares will be validly issued, fully paid and nonassessable.


     2. The issuance of the Rights has been duly authorized by all necessary corporate action of the Company.

     We do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the United States and the State of New York and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,


                                   /s/ Brown & Wood LLP

                                                                 EXHIBIT 15.1

To the Directors and Shareholders of Dean Witter, Discover & Co.:

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Dean Witter, Discover & Co. and subsidiaries as of March 31, 1997 and for the three month periods ended March 31, 1997 and 1996, as indicated in our report dated April 30, 1997; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated by reference in the following Registration Statements of Dean Witter, Discover & Co.:

     Filed on Form S-3:
          Registration Statement No. 33-57202
          Registration Statement No. 33-60734
          Registration Statement No. 33-89748
          Registration Statement No. 33-92172
          Registration Statement No. 333-7947
          Registration Statement No. 333-22409
          Registration Statement No. 333-27881
          Registration Statement No. 333-27893
          Registration Statement No. 333-27919

     Filed on Form S-4:
          Registration Statement No. 333-25003

     Filed on Form S-8:
          Registration Statement No. 33-62374
          Registration Statement No. 33-63024
          Registration Statement No. 33-63026
          Registration Statement No. 33-78038
          Registration Statement No. 33-79516
          Registration Statement No. 33-82240
          Registration Statement No. 33-82242
          Registration Statement No. 33-82244
          Registration Statement No. 333-4212

     We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
New York, New York


May 29, 1997


                                                             EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Dean Witter, Discover & Co. on Form S-8 (relating to the Dean Witter, Discover & Co. Employees' Equity Accumulation Plan) of our reports dated February 21, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dean Witter, Discover & Co. for the year ended December 31, 1996.


/s/ Deloitte & Touche LLP
New York, New York
May 29, 1997


                                                                 EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Dean Witter, Discover & Co. for 30,000,000 shares of common stock, par value $0.01 per share, pertaining to the Dean Witter, Discover & Co. Employees' Equity Accumulation Plan of our report dated January 7,1997, with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. for the fiscal year ended November 30, 1996 included and incorporated by reference in the Current Report on Form 8-K of Dean Witter, Discover & Co. dated February 28, 1997.


/s/ Ernst & Young LLP
New York, New York
May 29, 1997